Exhibit 10.1

ZAIS Group LLC	April 5, 2017

2 Bridge Ave Suite 322

Red Bank, NJ 07701

Michael Szymanski

[Address Redacted]

Dear Mike:

As you know, the Board of Directors of ZAIS Group Holdings, Inc. (“ZGH”), the ultimate parent of ZAIS Group, LLC (the “Company”), has been undertaking a review of strategic alternatives to enhance shareholder value, which could include an acquisition, sale, merger, disposition of assets, staying the course, going private transaction, or a combination or variation thereof (“Transaction”).

The ZGH Board recognizes the importance to ZGH and its shareholders of retaining your services as Chief Executive Officer in connection with evaluating and executing any Transaction as well as your leadership of the Company on a day to day basis. Consequently, the Compensation Committee of the ZGH Board, after due deliberation, has approved the following retention payments to be made to you by the Company as inducements to retain your services:

Amount	Payment Date
$ 500,000	June 30, 2017
$ 500,000	September 30, 2017
$ 500,000	within five business days following the closing of any Transaction, or otherwise in the discretion of the Board of Directors of ZGH.

The above amounts are subject to normal federal, state and local withholding taxes and will be paid to you only if you have been in the continuous employ of the Company from the date of this letter through those respective payment dates, unless you have been removed as Chief Executive Officer or your employment has been involuntarily terminated by the Company for reasons other than “For Cause” as that term is defined in the Company’s Employee Handbook, in which case you will remain entitled to such payments. If your employment by the Company is terminated due to your voluntary resignation or “For Cause” (as defined as aforesaid), you will forfeit your right to receive any remaining payments.

Nothing contained in this letter shall be construed as conferring upon you the right to continue in the employ of the Company in any capacity and you remain an employee-at-will.

On behalf of the ZGH Board of Directors, I want to reaffirm our continuing confidence in you as CEO of ZGH and the Company.

ZAIS Group, LLC

By    /s/ Christian Zugel

Christian Zugel